EXHIBIT 99.1

Wyndham Board Determines New Choice Letter is Step Backwards

Choice Looks to Impose Two Years of Regulatory Limbo and Significant Business Risk on Wyndham Shareholders and Fails to Address Substantial Concerns with Prior Offer Now Valued at $86

PARSIPPANY, N.J., Nov. 21, 2023 – Wyndham Hotels & Resorts (NYSE: WH) (“Wyndham” or the “Company”), the world's largest hotel franchising company with approximately 9,100 hotels spanning more than 95 countries, today announced that its Board of Directors received a letter from Choice Hotels International, Inc. (NYSE: CHH) (“Choice”), on November 14, 2023. Wyndham's Board of Directors, together with its financial and legal advisors, closely reviewed Choice’s letter and determined that it represents a step backwards and that the terms Choice outlined are not in the best interests of Wyndham or its shareholders. Wyndham responded to Choice in a letter dated November 21, 2023, included below.

Choice’s first communication in a month since its public disclosure of its unsolicited proposal contains no change to the form of consideration and continues to undervalue Wyndham’s standalone growth prospects. At Choice’s current share price, its offer to acquire all outstanding shares of Wyndham stands at a value of $86 per share1, below the nominal value of $90 per share proposed on October 17, 2023, the date of Choice’s public disclosure. The letter proposes a two-year period for Choice to seek to obtain regulatory approvals supported only by a low 6% reverse termination fee, which would both create a prolonged period of limbo and expose Wyndham and its shareholders to significant asymmetrical risk.

Stephen P. Holmes, Chairman of the Wyndham Board of Directors, said, "Choice continues to ignore our major concerns around value, consideration mix, and asymmetrical risk to our shareholders given the uncertainty around regulatory timeline and outcome. In addition, Choice’s existing proposal is valued at $86 per share, lower than the unsolicited public proposal of $90 per share they made a month ago. Given they now explicitly acknowledge the legitimate issues around the regulatory timeline, they are essentially asking our shareholders to take on serious risk and accept as compensation for a failed deal a low reverse termination fee that doesn't even begin to compensate for the potential lost earnings and long-term impairment to value that could occur during an uncertain two-year regulatory review. In line with our fiduciary duties, we will of course always evaluate any serious proposal, but Choice continues to fail to adequately address any of the three core issues we have repeatedly raised. They have instead chosen to prolong this for months with a proposal that remains unfeasible, damaging to our business, and unnecessarily distracting to our management team.”

1 Reflects value as of 11/20/2023, assuming $49.50 in cash and 0.324 Choice shares for each Wyndham share.

The following is the full text of Wyndham’s letter to Choice on November 21, 2023, in response to Choice’s letter:

Dear Stewart,

We received Pat Pacious’ letter of November 14 and shared it with our Board of Directors who discussed it at a special meeting.

While you characterize the letter as your fifth, the real question is whether the letter advances the discussion. Unfortunately, this letter does not, and in fact represents a step backwards despite being delivered nearly a full month after you decided to unilaterally go public with your unsolicited proposal.

We have repeatedly articulated three primary concerns: (1) undervaluation of our superior, standalone growth prospects, (2) the value of Choice shares relative to its growth prospects and further compromised by elevated levels of leverage that this deal would require, and (3) the uncertain regulatory timeline and outcome and resulting significant asymmetrical risk to our shareholders.

Unfortunately, despite your assertion to the contrary, your letter fails to adequately address any of these concerns and therefore a combination on the terms you propose continues to not be in the best interest of Wyndham or its shareholders.

As to the first and second concerns, they are not even mentioned in your letter, let alone solved, despite your public comments that you were prepared to address them with available tools and our repeated guidance that an all-cash deal would obviate concerns about Choice’s shares. Also, while you frame your proposal as being $90 per share, it is actually currently valued at $86 per share.

With respect to the regulatory issues and terms, we wanted to first address misrepresentations in your letter, as well as ones that have been raised in prior conversations:

•	Neither we nor our advisors have ever described this transaction as “pro-competitive.”
•	Neither we nor our advisors have ever stated that clearance of the transaction is certain.
•
We have repeatedly expressed our serious concerns and, if anything, they have only increased since you chose to unilaterally go public with your proposal. The reception from the Wyndham franchisee community has been unenthusiastic to say the least, as evidenced by the vehement opposition from AAHOA, which represents about two-thirds of our respective franchisees.

With respect to the proposed terms relating to regulatory matters, while you have put some specific numbers to prior qualitative statements, they continue to fall far short of what is required to address the asymmetrical risk to Wyndham shareholders. Instead, they represent a step backwards in your position.

For the first four months of our interactions, your team repeatedly conveyed confidence that the transaction would clear regulatory approvals within 60 days. Only after repeated conversations with our advisors did your team finally acknowledge the possibility of an in-depth review and Second Request. Your stance has clearly shifted once again on this point: now, you are proposing a two-year period for you to seek to obtain regulatory approvals, which is not at all assured. This significantly exacerbates our concerns about the potential substantial damage and disruption to our business during this time. As we described in our Investor Presentation on October 26, a prolonged period of limbo exposes Wyndham to meaningful risks, including new business development disruption and deterioration in segment-leading retention rates resulting in impaired earnings growth, competitors (including Choice) capitalizing on franchisee uncertainty, stagnated development of our fast-growing ECHO Suites brand, and challenges attracting and retaining team members, among other things. This significant value destruction will impact earnings and compound over time, and potentially cause long-term impairment to our trading multiple.

And these concerns are not merely theoretical. Since May, when your interest was leaked to the Wall Street Journal, your franchise sales team and executive leadership have been actively exploiting the uncertainty around Wyndham that you created to seek a competitive advantage in the market for franchisees and development partners. For example, your representatives have told owners and prospects that completion of the acquisition is a "100% certainty," in an apparent attempt to discourage them from doing business with Wyndham. While our best-in-class management team has been working actively to mitigate this threat, this risk would only grow worse in the event of a signed transaction with a possible two-year timeline.

While your proposal of a 6% reverse termination fee (ironically calculated off the current $86 per share value of your offer) finally quantifies your prior public comments about a “market” fee, we have consistently told you that such a fee does not even begin to compensate for the damage to our business in the event the deal does not close after an extended regulatory review, a concern made even worse by your new proposal for a 24 month drop-dead date. Given your advisor’s recent characterization of your confidence level in the deal closing being “100%”, we are deeply puzzled by your unwillingness to agree to a robust fee that protects us in circumstances that you see no chance of ever happening.

Our Board of Directors remain faithful fiduciaries representing the best interests of Wyndham and its shareholders and other stakeholders and stand ready to evaluate and engage in discussions if you make a proposal that adequately addresses each of the three significant concerns we have raised on multiple occasions. Given your persistent unwillingness to adequately and promptly address the three concerns that have been consistently communicated or to abandon your current proposal, we are compelled to make our response public as we are not prepared to expose Wyndham’s business to continued uncertainty, from which you benefit competitively.

Sincerely,

Stephen P. Holmes

The following is the full text of Choice’s letter to Wyndham on November 14, 2023:

Dear Directors:

On behalf of Choice Hotels International, Inc. ("Choice" or "we"), I am pleased to present you with this enhanced proposal (the “Proposal”) to pursue a business combination (the "Transaction") with Wyndham Hotels & Resorts, Inc. ("Wyndham" or "you"). This fifth letter takes into consideration the feedback we received from you, the market, and our respective shareholders and franchisees. We made a compelling offer to you on October 17, 2023, and are responding to your request for more clarity regarding risk allocation in the context of the regulatory framework. The industrial logic of the Transaction is irrefutable, and as already discussed amongst principals and legal advisors over the past few months, this transaction is pro-competitive and the required regulatory approvals are obtainable. In addition, our franchisees, many of whom own both Wyndham and Choice brands, have instantly grasped the benefits of this combination, particularly in light of rising operational costs. This combination will drive more direct bookings, lower hotel operating costs, and create a stronger rewards program. As such, we believe now is the right time to reengage in a direct and private dialogue in order to negotiate a Transaction that is in the best interest of all our respective stakeholders.

Regulatory Framework:

We are prepared to offer Wyndham significant protections to address your stated concerns regarding potential regulatory uncertainty, including:

•	Reverse termination fee of $435 million, which represents approximately 6.0% of the total equity purchase price.
•
While we do not anticipate it would be triggered, a regulatory ticking fee of 0.5% of the total equity purchase price per month, accruing daily after the one-year anniversary of the signing of definitive agreements.

•
Choice agrees to take any actions required by antitrust regulators to close so long as such actions would not have a material adverse effect on the combined company, subject only to agreeing to an outside date 12 months post-signing of a definitive agreement, with two 6-month extensions exercisable by either party, if regulatory approvals have not been obtained by such date.

•	Wyndham’s ability to operate in the ordinary course of business during the pendency of the transaction, subject to limited customary negative covenants.

With these protections, we believe that Choice’s conviction and commitment to closing the transaction will deliver the requisite level of contractual certainty to your shareholders.

Transaction Value:

We are offering $49.50 per share in cash and 0.324 shares of Choice stock.

•	Equates to $90.00 per Wyndham share based on Choice’s stock price as of October 16, 2023 (the “Pre-Release Date”).
•
Represents a 31% premium to your unaffected share price on May 22, 2023 (prior to WSJ leak) and a 24% premium to your share price as of the Pre-Release Date based on Choice’s current stock price, and 37% and 30% premiums, respectively, based on Choice’s stock price as of the Pre- Release Date.

•	Maintains the cash or stock election mechanism, subject to a customary proration mechanism.
•	Equates to pro forma ownership in the combined company of 35%.
•	Implies a consensus 2023 Adjusted EBITDA multiple of 14.9x based on the Pre-Release Date value.

Governance:

We propose that two mutually acceptable independent members of the Wyndham board of directors join the combined company board upon the completion of the Transaction, consistent with our prior offer.

Information Sharing / NDA:

We are prepared to enter into a mutual Non-Disclosure Agreement (“NDA”) to provide for direct negotiation of binding agreements consistent with this Proposal. We believe that we could conclude such negotiation, documentation, and confirmatory due diligence within 20 business days of your good faith engagement with us on the basis of the terms of this letter. During that time, we would be amenable to a limited NDA, provided that:

•	The NDA would not prevent the pursuit of an exchange offer or proxy contest in the event we are mutually unable to agree on final terms.
•	We would be permitted to contact director candidates and prepare for, but not launch, a proxy contest or exchange offer, without prior notice.
•	No information shared under the NDA would be permitted to be publicly disclosed in the event of a public process.

We believe that this enhanced Proposal specifically addresses the concerns that you have raised to date and are hopeful that you will reengage on the basis of the terms of this letter.

We look forward to discussing this Proposal with you.

Best regards,
Patrick Pacious

Deutsche Bank Securities Inc. and PJT Partners are serving as financial advisors and Kirkland & Ellis LLP is legal advisor to Wyndham.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,100 hotels across over 95 countries on six continents.  Through its network of approximately 858,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry.  The Company operates a portfolio of 24 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®.  The Company’s award-winning Wyndham Rewards loyalty program offers approximately 105 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally.  For more information, visit www.wyndhamhotels.com.  The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.  Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com.  Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities laws, including statements related to our response to Choice's most recent letter to our Board.  The Company claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time the Company makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; the worsening of the effects from the coronavirus pandemic ("COVID-19"); COVID-19's scope, duration, resurgence and impact on the Company's business operations, financial results, cash flows and liquidity, as well as the impact on the Company's franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel the Company's continued performance during the recovery from COVID-19 and any resurgence or mutations of the virus concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising businesses; the Company's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflict between Russia and Ukraine; the Company's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

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Contacts

For investor inquiries, contact:

Matt Capuzzi
Senior Vice President, Investor Relations
T: 973.449.1537
matthew.capuzzi@wyndham.com

For media inquiries, contact:

Máire Griffin
Senior Vice President, Global Communications
T: 862.246.9918
maire.griffin@wyndham.com

Paul Scarpetta / Stephen Pettibone / Danya Al-Qattan
FGS Global
Wyndham@fgsglobal.com

Significant Concerns	Choice's 10/17 Unsolicited Proposal[a]	Choice's 11/14 Letter	Step Backwards for Wyndham Shareholders
Insufficient Value	$90 per share	$86 per share[c]	Value per share lower and continues to undervalue Wyndham's standalone growth prospects
Unattractive Consideration Mix	45% stock; 6.4x leverage[b]	45% stock; 6.4x leverage[b]	Remains unaddressed. Wyndham shareholders exposed to weakness in Choice stock and pro forma company high leverage
Asymmetrical Business and Regulatory Risk	"Reasonable timeline" and "clear path to completion" "Market" reverse termination fee	24 months to close 6% reverse termination fee[d] well below market for asymmetrical risk exposure	Inadequate protections and compensation[e] for Wyndham shareholders

WYNDHAM
HOTELS & RESORTS

Choice's Letter: After Nearly a Full Month, A Step Backwards Significant Concerns $90 per share 45% 6.4x stock leverageCb) "Reasonable timeline" and "clear path to completion" "Market" reverse termination fee $86 per shareCc) 45% 6.4x stock leverageCb) 24 months to close 6% reverse termination fee<d) well below market for asymmetrical risk exposure Step Backwards for Wyndham Shareholders WYNDHAM HOTELS & RESORTS

Footnotes & Disclaimer Footnotes: (a) Including related disclosures. (b) Reflects 2023E net leverage using balance sheet data as of 06/30/2023 and consensus 2023E Adjusted EBITDA estimates as of Choice's 10/17/2023 offer. Does not include any potential impact from synergies. (c) Reflects value as of 11/14/2023, assuming $49.50 in cash and 0.324 Choice shares for each Wyndham share. (d) 6% based on $86 per share current offer value. (e) Proposed ticking fee commences after 12 months and is payable only if transaction closes. Disclaimer: This presentation and the information contained herein are solely for informational purposes. This presentation does not constitute a recommendation regarding the securities of Wyndham Hotels & Resorts. This presentation or any related oral presentation does not constitute any offer to sell or issue, or any solicitation of any offer to subscribe for, purchase or otherwise acquire any securities of Wyndham Hotels & Resorts, nor shall it form the basis of, or be relied upon in connection with, or act as any inducement to enter into any contract or commitment whatsoever with respect to such securities. This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident located in any jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require registration or licensing within such jurisdiction. The information contained in this presentation, including the forward-looking statements herein, is provided as of the date of this presentation and may change materially in the future. Wyndham Hotels & Resorts undertakes no obligation to update or keep current the information contained in this presentation. WYNDHAM HOTELS & RESORTS